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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Duke Capital LLC on Form S-3 of our report dated March 16, 2004, appearing in the Annual Report on Form 10-K of Duke Capital LLC for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as of January 1, 2001; Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002; Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," as of January 1, 2003; Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," as of July 1, 2003; Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," as of July 1, 2003; and Emerging Issues Task Force No. 02-03, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities, as of January 1,
2003), and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
April 19, 2004